Exhibit 99.1

Release Luna Innovations Incorporated 1 Riverside Circle, Suite 400 Roanoke, VA 24016

Luna Names My Chung to Serve as CEO and President

(ROANOKE, Va., April 21, 2011) - Luna Innovations Incorporated (NASDAQ: LUNA) announced today that its Board of Directors has named My E. Chung to serve as the company’s chief executive officer and president, effective as of April 25, 2011. On April 19, 2011, the Board also appointed Mr. Chung as a member of the Board, effective immediately.

Mr. Chung has served since September 2009 as the senior vice president of worldwide sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable, and wireless networks. Prior to joining Sunrise Telecom, Mr. Chung served as president and CEO of Circadiant Systems, Inc., a provider of optical test systems to optical component developers, network equipment manufacturers, and telecom service providers. He was instrumental in the sale of Circadiant to JDS Uniphase Corporation in 2008. Previously, Mr. Chung served as group president of Spirent Communications, where he developed and executed strategies that transformed Spirent into a market leader in the communication test and monitoring industry.

“I am excited to join Luna at such a significant time in its history and I look forward to leading the company’s progress to the next level,” said Mr. Chung. “The breadth and depth of technologies and capabilities that already exist within the company make this a wonderful opportunity. My goals will be to capitalize on these existing strengths and drive growth where we already have substantial commercial revenues and bring other technologies closer to commercial success.”

Mr. Chung’s appointment followed a comprehensive search effort. “Our concerted efforts to find a new CEO has been methodical,” said Richard Roedel, chairman of Luna’s Board of Directors. “Our search process screened a wide range of excellent candidates and, of the candidates interviewed by members of the Board, Mr. Chung’s past success as a president, along with his technological background and team-oriented leadership style, made him our top choice.”

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“We are excited and fortunate to have someone with My’s qualifications leading the Luna team,” continued Mr. Roedel. “His execution skills, proven leadership abilities and his track record in achieving profitability at complex organizations, with teams of PhDs and multiple business segments, are impressive. As we got to know My, we noted his emphasis on developing internal talent and his natural ability to engage with people, fostering trust and loyalty within the workplace. He is an astute businessman and understands the value of culture and personal integrity in a company’s success.”

Mr. Chung begins at Luna on April 25, 2011. He succeeds Dale Messick, who was named interim president and chief operating officer in August 2010. Mr. Messick served as Luna’s chief financial officer from August 2006 to August 2010 and will return to the role of chief financial officer effective April 25, 2011. Scott Graeff, who added the duties of interim chief financial officer in August 2010, will continue in his current positions of chief commercialization officer and treasurer.

“The Board of Directors commends the quality performance and leadership over the past three quarters by both Dale Messick and Scott Graeff in their interim positions, as well as the entire management team, which maintained the company’s progress during this transition period,” said Mr. Roedel. “We feel confident that My Chung will compliment and lead the Luna executive team and company into a new stage of growth.”

About Luna Innovations:

Luna Innovations Incorporated (www.lunainnovations.com) is focused on sensing and instrumentation. Luna develops and manufactures new-generation products for the healthcare, telecommunications, energy and defense markets. The company’s products are used to measure, monitor, protect and improve critical processes in the markets we serve. Luna, a recognized leader in transitioning science to solutions, is headquartered in Roanoke, Virginia.

Forward-Looking Statements:

This release may include information that constitutes “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Statements that describe the company’s management transition, leadership, business strategy, goals, prospects, opportunities, outlook, plans or intentions are also forward-looking statements. Actual results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties concerning the effective transition of the executive officer roles and the receptivity of current and potential customers, employees, stockholders, potential investors, suppliers and other third parties with whom the company does business to those changes described herein and those risks set forth in the company’s periodic reports and other filings with the Securities and Exchange Commission. Such filings are available at the SEC’s website at www.sec.gov and at the company’s website at www.lunainnovations.com. The statements made in this release are based on information available to the company as of the date of this release and Luna Innovations undertakes no obligation to update any of the forward-looking statements after the date of this release.

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Investor Contact:

Scott A. Graeff, Interim Chief Financial Officer

Luna Innovations Incorporated

Phone:1.540.769.8400

Email: IR@lunainnovations.com